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                                                                Exhibit 10.12(s)

                       [Cytec Industries Inc. letterhead]

                                                     October 24, 2001

Mr. Edward F. Jackman
Cytec Industries Inc.
5 Garret Mountain Plaza
West Paterson, NJ  07424

Dear Ed:

This letter is to confirm the terms of the arrangements that were discussed with you concerning the termination of your employment on December 31, 2001. I am also providing you a separate letter, dated today, summarizing benefits to which you are entitled after termination of employment under the terms of Cytec's employee benefit and compensation plans.

The Company will provide the following:

EXECUTIVE INCOME CONTINUITY PLAN

The Compensation and Management Development Committee of the Board of Directors ("the Committee") has determined that the income continuation benefits payable to you under the plan will be paid as a lump-sum immediately following termination of employment. The calculation of this benefit and the other post-employment non-income continuation benefits under the plan (e.g. financial/tax planning and welfare benefits) are set forth in a separate letter from me to you dated October 23, 2001.

2001 INCENTIVE COMPENSATION PAID 2002

You will be eligible to receive 2001 Incentive Compensation, payable in the first quarter of 2002. Payment of incentive compensation depends on Company and individual performance, and is not guaranteed.

PENSION PLAN

The Committee will not take any steps to reduce the five projected years of service to which you are otherwise entitled under Section 3.1 of the Executive Supplemental Employees' Retirement Plan (SERP). On that basis, your plan benefit, and without actuarial reductions for early retirement, will begin on January 1, 2002.

OTHER

For purposes of Performance Stock/Performance Cash vesting and pay in lieu of unused vacation, you will be treated as if you retired in January 2002.

STOCK OPTIONS

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The Compensation Committee of the Board of Directors has made all necessary determinations and approvals so that your outstanding stock options remain eligible for continued vesting and exercise for the full ten-year terms of the options.

WAIVER AND CONFIDENTIALITY AGREEMENT

You agree to sign the standard waiver and confidentiality agreement.

The Compensation and Management Development Committee of the Board of Directors have approved the terms of this Agreement.

If this agreement accords with your understanding, please so indicate by signing and returning a copy of this letter.

                                              Very truly yours,


                                              /s/ Mark S. Andrekovich

Accepted and Agreed:


/s/ E. F. JACKMAN
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Name: E. F. Jackman
Date: October 24, 2001